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Gibraltar

First-Quarter 2004

Earnings Conference Call

April 27, 2004

KEN

Thank you, Chris.

We want to thank everyone for joining us on today's call.

Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are outlined in the news release we issued last night, and in our filings with the SEC.

If you did not receive the news release on our first-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.

At this point, I'd like to turn the call over to Gibraltar's chairman and chief executive officer, Brian Lipke.

Brian.

BRIAN

Good morning, everyone. On behalf of Henning Kornbrekke, our President; Dave Kay, our newly hired CFO; and Ken Houseknecht, our Vice President of Communications and Investor Relations, we want to thank you for joining us.

Today I will provide you with a general overview of the company, before I turn the call over to Dave Kay, who will provide some commentary on our financial performance, and Henning, who will then give you an operational review. Following that, we will open the call to your questions.

During the first quarter of this year, Gibraltar and our entire peer group was presented with not-necessarily unique circumstances - as we have dealt with steel price fluctuations, periods of tight supply, and all of the related customer issues numerous times over the years. But what made this go-around different was the rapid escalation of steel pricing and the use of surcharges vs. price increases, which was unprecedented.

With these very issues in mind, some years ago Gibraltar began to broaden its product and service offering to allow us to perform with greater consistency in a range of economic climates and in varying market conditions.

And we believe that, while steel pricing played a role in our first-quarter performance, the many actions which we have taken during our first ten years as a public company also contributed to our first-quarter results in a meaningful way.

First off, as you know from our news release, we had record sales and earnings in the first quarter, with sales up 31% and net income nearly doubling to $9.3 million.

We have now generated quarter-over-quarter improvements in both sales and earnings for nine consecutive quarters.

We believe we are well positioned to build on this record of consistent and steadily improving performance in the second quarter.

All of our investments, acquisitions, and actions during the last 30 years - and especially in our first decade as a public company - have given us the "critical mass" to accelerate the growth in every part of our company.

We believe we can - and will - grow all of our existing business, some dramatically. We are also evaluating many new and related markets, some of which could significantly transform the trajectory of our growth.

We also have acquisition opportunities in each area of our business which will help provide additional growth opportunities over and above the substantial internal growth available to us.

We have strengthened and broadened our management team, putting in place a group of leaders whose experience and expertise will play a pivotal role in moving Gibraltar forward.

All of this has brought Gibraltar to an "inflection point," where we see opportunities to continue the transformation Gibraltar into a larger, stronger, and more valuable company.

Just as we have taken many steps to make Gibraltar financially and operationally stronger than at any point in the Company's history, we also strengthened our board of directors and executive management team in the last year.

In just a couple of minutes, you'll hear from two of the key additions to that team, Dave Kay, our CFO, who heads up our finance area, and Henning Kornbrekke, our President, who oversees Gibraltar's operations.

Henning and Dave both have experience as senior managers at multi-billion-dollar companies with international operations.

Henning - who joined Gibraltar almost 2-1/2 years ago - has sales, marketing, and manufacturing experience, along with familiarity with the disciplines used by successful larger companies to drive operational improvements through an organization.

Dave brings a strong financial and international business background, significant acquisition expertise, and experience in metals and manufacturing, all of which will help take Gibraltar to the next level.

PAUSE

Before I turn the call over to Dave and Henning, I want to highlight some of the main contributors to our first-quarter results:

We continued to generate exceptionally strong growth in our building products segment, which now represents more than half of our sales. As we said earlier this month, our national sales and marketing efforts, new product introductions, and ongoing operational improvements took hold even faster than expected, producing results that were much better than what we anticipated at the beginning of the quarter.

Those of you who have listened to our conference calls in the past - or who we met during our road show this past December - will recall our discussions on the ramping up of available capacity within our existing operations, a majority of which is in our building products area. This process is taking place much quicker than expected, and we are clearly ahead of schedule in this area.

Our heat-treating segment, which is strictly a tolling business, produced double-digit sales gains and even stronger growth in operating income as volumes rebounded and some of our new business initiatives, like our new metal joining and assembly facility near Cincinnati, began to kick in, again somewhat ahead of schedule.

Finally, in the remaining portion of our company - our processed steel products segment - while we did generate modest sales growth, we actually suffered slight margin contraction as raw material costs rose faster than our ability to fully pass them through, in some cases.

In total, we estimate that approximately 90 % of our sales gain in the first quarter was the result of higher volumes, with only 10% coming from higher selling prices.

In summary, our record-setting performance in the first quarter was the result of our longstanding efforts to build a company that can produce consistent and steadily improving results, in a wide variety of economic and steel pricing climates.

By design, we did not see a great benefit as steel prices rose dramatically over the last few months, and we envision a manageable impact when they begin to go back down.

PAUSE

While we have started the year with solid momentum, we continue to have a number of initiatives underway and others in the planning stages that should help to further improve our performance.

At this point, I'll turn the call over to Dave and Henning, who will provide a more detailed review of our first-quarter results, and give you a better sense of our outlook for the second quarter.

Dave.

DAVE

Thanks, Brian.

As mentioned by Brian, the first quarter of 2004 was the best quarter in the history of the Company, not only in terms of sales, but net income as well.

On a consolidated basis, sales were up approximately 31% from the first quarter of 2003 and nearly 15% from the immediately preceeding quarter, which ended December 31, 2003.

By reporting segment, sales in the Processed Steel Group increased by 8.4% from the first quarter of 2003, with Heat Treating increasing by 15.8% and Building Products by slightly more 60%.

Exclusive of the CMI and Air Vent acquisitions, which were competed in the second quarter of 2003, sales from existing operations in the Building Products Group increased by

$9.9 million dollars, or approximately 14.5% from the first quarter a year ago. This continues the positive sales trend in this segment where sales, exclusive of acquisitions, grew at a  9.2% rate in the fourth quarter of 2003.

Gross profit amounted to $42.8 million dollars in the quarter, or 20% of sales, compared to gross profit of $29.1 million, or 18% of sales, in the first quarter of 2003.

Total operating income increased from $10.6 million a year ago to $18.2 million in the first quarter of this year, an increase of 71%.

Looking at the reporting segments, operating income in the Processed Steel Group decreased slightly to $8.0 million dollars in the first quarter.  These results were driven primarily as a consequence of the timing of raw material cost increases when compared to the extent and timing of our ability to pass the increases through to customers.  Operating income in the Heat Treating Group increased by 33% to $3.9 million from a year ago on new business and increased volume, while Building Products increased by $8.3 million to $10.8 million, an increase of more than 325%.  Exclusive of the 2003 CMI and Air Vent acquisitions, operating profit in the Building Products Group increased by $4.5 million, or approximately 176% from the first quarter of 2003.

Selling, General and Administrative expenses amounted to $24.6 million dollars in the quarter, or 11.6% of sales.  This compares to $18.4 million, or 11.4% of sales in the first quarter of 2003.

As a result of increased borrowing levels when compared to the first quarter of 2003, interest expense in the quarter increased to $3.3 million dollars from $2.5 million a year ago.

Our return on sales for the quarter was 4.4% compared to 3.0% in the first quarter a year ago.

From a cash flow perspective, EBITDA for the quarter amounted to $24.7 million dollars, up  from $16 million a year ago.  During the quarter we repaid approximately $7 million of long-term debt and used approximately $7.1 million for acquisitions, $5.9 million of which was used to acquire the stock of Renown Specialties Company Ltd., a Canadian-based designer, manufacturer, and distributor of construction hardware products and approximately $1.2 million to acquire the assets of Covert Operations, Inc. , a small manufacturer of epoxies and crack-injection systems for concrete and masonry.

Exclusive of cash, working capital, primarily as a result of higher accounts receivable and inventory levels, increased by approximately $26 million dollars during the quarter.  Inventory turnover was at 5.5 times for the quarter, while days sales outstanding were at approximately 50 days.  Comparative numbers in the first quarter of 2003 were 4.1 inventory turns and a DSO of 50.

Capital spending for the quarter amounted to $5.5 million.  Capital spending for the balance of the year is now forecasted to be approximately $11-12 million, bringing the total for the year of 2004 to between $17-18 million.

Looking out into the second quarter and beyond, we will be putting a great deal of emphasis on generating maximum positive cash flows and working capital management.  We are also looking at optimizing our existing overall capital structure, particularly the debt component, in light of our long-term growth and acquisition plans.  We are looking to put into place a capital structure which will allow us the capability to deal with larger and potentially more complex acquisitions, while still providing us the flexibility to run our day-to-day operations.

Now I'll turn the call over to Henning for an analysis of operations.

HENNING

Thanks, Dave.

In the first quarter, most of our internal programs gained momentum at a much faster pace than expected, which coupled with a very fertile market environment, produced a quarter with exceptional growth in sales and profitability.

Let me start by giving you a brief overview of the performance of - and major developments in - each of our three business segments.

Building products sales were up 60.1%, including acquisitions, and operating income was up by 326.5%, a function of improved volume and increased efficiency.

Primary drivers for the increased sales volume include continued market growth and market share improvement, as we continue to offer our customers consolidated solutions for their supply, as well as innovative new products (like our easy-to-install whole house fan).

Air Vent and CMI have been successfully integrated, with significant synergies realized.

Processed steel sales grew by 8.4% and operating income fell slightly,  by 3.1%. Increased sales in this segment were a primarily function of higher volumes of our coated and painted products and an improved product mix. Margins were down slightly due to timing issues related to material costs - primarily steel.

Our heat-treating segment produced its best-ever quarter, with sales up 15.8% and operating income up 33.2%. The growth in sales and margins are attributable to an improved manufacturing environment and our aggressive programs to increase our market penetration.

PAUSE

At this point, let me provide some perspective on our outlook for the second quarter and the rest of the year.

As we move into the seasonally strongest periods for our business - the second and third quarters - we will continue to benefit from all of our many growth initiatives and operational improvements.

Also, as the economy continues to get stronger, we expect our positive sales and earnings momentum will continue in the second quarter of 2004.

Business in the automotive and housing markets - two key areas for Gibraltar - is still very strong, and the year ahead looks like another good one.

We will also get a full year of sales and earnings from our 2003 acquisitions of CMI and Air Vent. And our first-quarter acquisitions of Renown and Covert strengthen our position as the second-largest manufacturer of structural connectors in North America.

As Brian mentioned, our Ohio facility which brazes torque converters for Ford - and our agreement to treat aluminum engine blocks for GM - also continued to ramp up in 2004.

And our joint venture with Duferco Farrell is providing growth in our processed steel business.

We are also evaluating numerous acquisition opportunities in every part of our company, and our recent stock offering gave us increased resources and the financial flexibility to enhance our strategic growth and profitability.

Finally, we are focused on improving operating margins through controlling overall spending and implementing Gibraltar's cost-reduction programs.

In light of these considerations, and barring a significant change in business conditions, we expect our second-quarter earnings per share will be in the range of $.56 to $.61, compared to $.51 in the second quarter of 2003, even though there are approximately 21% more shares outstanding in  2004.

This would result in a 33% to 45% increase in our second-quarter net income, and it would be our tenth consecutive quarter-over-quarter improvement.

As a result of all of our initiatives, we are in an excellent position to take full advantage of growth opportunities as the economy continues to improve.

At this point, I'll turn the call back over to Brian.

 BRIAN

Thanks, Henning.

Before we open the call to your questions, let me make a few final comments.

Our first quarter was the best in Gibraltar's history - and we expect even better results in the second quarter, even though our growth, on a comparative basis, is expected to occur at a more moderate pace than the first quarter.

Under Henning's leadership, our operational focus has never been better, and we expect Dave Kay to make an already strong financial area even stronger.

We've built "critical mass" in every area of our company - with the size, reputation, capabilities, and financial strength necessary - to accelerate our growth.

Even though our balance sheet is strong and acquisition opportunities are plentiful, we will continue to be highly selective and strategic in this area.

Our efforts to broaden and diversify our product offering and geographic coverage and create critical mass in each area of our business is beginning to pay off - as evidenced by our record results in a quarter which historically is not our strongest quarter of the year.

We are well positioned to continue - and perhaps accelerate - the growth of Gibraltar into a yet larger, stronger, and more valuable company for our employees, customers, and shareholders.

That is the clear focus of all 3,600 men and women on the Gibraltar Team.

That concludes our prepared comments. At this point, we'll be glad to answer your questions.

Q&A Session

Thank you for joining us this morning, and for your continuing interest in Gibraltar.

We look forward to talking with you again in three months, and updating you on our continued progress.